PROSPECTUS SUPPLEMENT NO. 19	Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated May 16, 2000)	Registration No. 333-36384

Human Genome Sciences, Inc.
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$300,000,000
3 3/4% Convertible Subordinated Notes Due 2007
and
2,739,726 Shares of Common Stock
Issuable Upon Conversion of the Notes
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     The following information supplements information contained in our prospectus dated May 16, 2000, relating to the potential offer and sale from time to time by holders of the notes and the underlying shares of our common stock. See “Plan of Distribution” in our prospectus.

     This prospectus supplement may only be delivered or used in connection with our prospectus. This prospectus supplement is incorporated by reference into our prospectus. Our common stock is listed on The Nasdaq National Market under the symbol “HGSI.”

     Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated February 10, 2003

     The notes were originally issued by us and sold by Credit Suisse First Boston Corporation, as initial purchaser, in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchaser to be qualified institutional buyers or other institutional accredited investors. Selling holders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell any or all of the notes and common stock into which the notes are convertible.

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     The following table supplements the information in our prospectus with respect to the selling holders and the principal amounts of notes and common stock they beneficially own that may be offered under our prospectus. The information is based on information provided by or on behalf of the selling holders. All information provided in this prospectus supplement is as of February 7, 2003, and has been adjusted to reflect a two-for-one stock split paid in the form of a stock dividend on October 5, 2000.

     The selling holders may offer all, some or none of the notes or common stock into which the notes are convertible. Thus, we cannot estimate the amount of the notes or the common stock that will be held by the selling holders upon termination of any sales. The column showing ownership after completion of the offering assumes that the selling holders will sell all of the securities offered by this prospectus supplement. In addition, the selling holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information about their notes in transactions exempt from the registration requirements of the Securities Act. None of the selling holders named in the table below has had any material relationship with us or our affiliates within the past three years. No selling holder named in the table below beneficially owns one percent or more of our common stock. Common stock owned prior to the offering and after completion of the offering includes shares of common stock issuable upon conversion of our 5 1/2% Convertible Subordinated Notes Due 2006 and 5% Convertible Subordinated Notes Due 2007.

	Principal Amount of	Common Stock Owned		Common Stock Owned
	Notes Beneficially	Prior to the	Common Stock	After Completion of
Name	Owned and Offered	Offering	Offered	the Offering

CIBC World Markets	$750,000	33,013	6,849	26,164

     Information concerning the selling holders may change from time to time and any changed information will be set forth in future prospectus supplements if and when necessary. In addition, the per share conversion price and the “make-whole” payment, if any, and therefore the number of shares of common stock issuable upon conversion or redemption of the notes, are subject to adjustment. See “Description of Securities – Conversion Rights” and “— Provisional Redemption” in the prospectus. As a result, the aggregate principal amount of notes and the number of shares of common stock issuable upon conversion or redemption may increase or decrease.

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